                              EMPLOYMENT AGREEMENT

     This Employment Agreement (hereinafter referred to as "Agreement") is entered into as of June 1, 2002 (the "Effective Date"), by and between Vicor
Technologies, Inc. (hereinafter referred to as the "Company") and David H. Fater
(hereinafter referred to as "Employee").

     WHEREAS, the Company desires to employ Employee as an executive of the
Company; and

     WHEREAS, the Company and Employee desire to set forth in this Agreement all of the terms and conditions of said employment;

     NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, the Company and Employee agree as follows:

1. TERM OF EMPLOYMENT. The term of employment hereunder will commence on the
Effective Date and end on the three year anniversary of the Effective Date, unless sooner terminated in accordance with the provisions hereof (the "Term");
provided, however that on each anniversary date of the Effective Date the Term shall be automatically extended for an additional one (1) year period.

2. DUTIES AND RESPONSIBILITIES. The Company hereby employs Employee as its
Interim Chief Executive Officer with such powers and duties as are set forth in the Company's bylaws for its chief executive officer, and those which are customarily held by a corporation's chief executive officer. The Employee shall devote such amount of his time and attention to the performance of services for the Company as shall be necessary to perform the duties of his office. However, nothing in this Agreement shall prevent Employee from continuing in his capacity as Chief Executive Officer of ALDA & Associates International, Inc., or from acting as a board member or other advisory capacity with any other companies so long as such positions do not conflict with the Employee's performance of his duties hereunder or conflict or compete with the science or technology of Vicor.

3. COMPENSATION.

     a. BASE SALARY. The Company promises to pay Employee during the first year of employment hereunder an annualized base salary of $150,000 (the "Base"), less applicable deductions, payable in installments according to the Company's normal payroll practices. Employee's Base will be adjusted upward on each anniversary of the Effective Date (or more frequently, at the Company's discretion) by a percentage equal to not less than the higher of the increase in the consumer price index for the preceding year or the increase in the core rate of inflation for the preceding year, each as reported by the United Sates government, to reflect cost of living increases. To the extent that the compensation committee of the Board of Directors (the "Compensation Committee") determines, at any time and from time to time, that as a result of any active employment or similar roles with other companies engaged in by Employee, Employee is spending materially less time in the performance of services for the benefit of the
Company than he had customarily done so, then the Compensation Committee may proportionately reduce the Base during any such periods to reflect same, effective immediately

after the delivery of notice to Employee to such effect. Any such reduction in
Base shall cease at such time as Employee once again returns to a customary level of time in the performance of services for the benefit of the Company, as determined by the Compensation Committee.

     b. OTHER BENEFITS. Employee will be entitled to participate in such incentive plans, bonus plans and other benefits as are offered from time to time by the Company to its executive level employees, including medical coverage or reimbursement therefore for the Employee and his family and an extended disability insurance plan, each at the Company's cost, including any right to receive any stock options. Employee will also be entitled to participate in any other benefits that the Company may maintain from time to time for all employees, provided that Employee meets the respective eligibility requirements.

     c. EXPENSE REIMBURSEMENT. The Company agrees to reimburse Employee for all reasonable expenses incurred by him in the discharge of his duties hereunder.
The Employee agrees to maintain records of such expenses in such form as the
Company may request and make such records available to the Company as and when requested.

     d. BOARD SEAT. For so long as Employee is employed by the Company, the
Employee shall remain a member of the Company's Board of Directors. In addition, subject to the vote of the shareholders of the Company from time to time, the
Employee shall continue to be a member of the Company's Board of Directors after he ceases to be employed by the Company for any reason.

     e. TAXES. All sums payable to the Employee hereunder shall be subject to all federal, state and municipal laws or governmental regulations now or hereafter in existence requiring the withholding, deduction, or payment therefrom of sums for income or other taxes payable by or for or assessable against the Employee.

     f. STOCK. As additional incentive for joining Vicor, Employee will be entitled to purchase 250,000 shares of common stock at a purchase price of $3.00 per share and 100,000 warrants (entitling the purchase of shares of common stock with an exercise price of $.01). As consideration for the purchase price, employee will execute a non-interest bearing note payable to the Company in the amount of $750,000 secured by the common stock. The note shall be due and payable in 5 years from the date of issue and may be forgiven by the Company at its sole option and discretion.

4. VACATION. The Employee may take a maximum of four (4) weeks vacation during each twelve (12) month period during the Term at times to be reasonably determined by mutual agreement between the Company and Employee. Employee shall be entitled to carryover up to one (1) week per year of unused vacation to future periods.

5. INABILITY TO PERFORM JOB DUTIES. If Employee becomes unable to substantially perform his employment duties pursuant to this Agreement due to mental or physical incapacity (a "Disability"), the Company shall continue his compensation under this Agreement at one-half of his regular rate during the first three months of such Disability. Thereafter no compensation shall be payable until such time as Employee becomes able to resume his job duties for the Company, except to the extent any amounts are payable pursuant to any
Company-maintained

disability insurance. In the event that Employee is Disabled for a cumulative period of greater than six (6) months within any span of twelve (12) months, this Agreement and Employee's employment may be terminated by the Company. For purposes of this Agreement, Disability shall be determined by a medical doctor who is mutually agreeable to the Company and the Employee; in the event that
Company and Employee cannot agree on a medical doctor, then each of Company and
Employee shall select a medical doctor, and the selected medical doctors shall select a third medical doctor who shall individually determine whether
Disability exists pursuant to this Section. Following a termination of this
Agreement by Company pursuant to this Section 5, Company shall pay to Employee all accrued compensation and benefits and all normal post-termination benefits available under any of Company's retirement plan, insurance programs or other benefit plans.

6. TERMINATION BY COMPANY FOR CAUSE. The Company may terminate this Agreement, and Employee's employment "for cause" at any time. As used herein, "for cause"
shall mean any one of the following:

     a. The death of the Employee; or

     b. The Employee has a guardian of his person or estate appointed by a court of competent jurisdiction; or

     c. The Employee is Disabled for a cumulative period of greater than six (6)
months in any twelve (12) month period; or

     d. The conviction of the Employee of a felony or of any crime involving moral turpitude (but excluding any offenses involving operation of a motor vehicle); or

     e. The misuse, misappropriation or embezzlement of Company funds or property by Employee, as determined by a court of competent jurisdiction; or

     f. Any willful gross neglect or willful gross misconduct of Employee resulting in material economic harm to the Company; provided that the Company shall give Employee thirty (30) days' written notice thereof during which thirty
(30) day period Employee may cure same; or

     g. The habitual and sustained use of alcohol or drugs by Employee which interferes with the performance of Employee's duties for the Company.

     In the event the Company terminates Employee's employment for cause,
Employee's right to continued payment of salary and other compensation shall automatically terminate and be forfeited, and the Company shall pay to Employee all compensation and benefits accrued through the date of termination. In addition, Employee shall be entitled to any post-termination benefits to which
Employee would otherwise be entitled under any retirement plans, insurance programs or other benefit plans.

7. TERMINATION BY EMPLOYEE WITHOUT CAUSE. Employee may terminate this Agreement and his employment with the Company without cause upon thirty (30) days prior written notice to the Company. Employee may be required to perform his job duties and will be paid his

regular compensation up to the date of the termination. At the option of the
Company, the Company may require Employee to immediately terminate employment upon receiving said thirty (30) days' notice from Employee of the termination of this Agreement. In such event, the Company will pay to Employee an amount equal to thirty (30) calendar days of his Base.

8. TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EMPLOYEE FOR GOOD REASON.

     a. The Employee may resign (and thereby terminate his employment under this
Agreement) at any time for Good Reason (as defined below), upon not less than thirty (30) days' prior written notice to the Company specifying in reasonable detail the reason therefor, provided, however, that if the reason for resignation for Good Reason is susceptible of a cure, the Company shall have a period of thirty (30) days after such written notice to effect a cure. For purposes of this Agreement, "Good Reason" shall mean (a) any material failure by the Company to comply with any material obligation imposed by this Agreement
(including the failure of a successor to the Company to assume this Agreement or any purported termination hereof which is not in compliance with any applicable notice provisions hereof); (b) a reduction of Employee's Base or a material reduction in the Employee's title, position, duties or responsibilities; (c) the
Employee's assignment to an office of the Company located more than fifty (50)
miles from the Company's current Boca Raton, Florida office; or (d) the
Company's creation of working conditions that a reasonable person in the
Employee's position would consider unreasonable or intolerable, as determined by the Compensation Committee. The Company may terminate the employment of Employee without cause and the Employee may terminate the Agreement with Good Reason, in each case, at any time upon 30 days' prior written notice, provided that in either such event the Company shall be obligated to pay Employee, in a lump sum within fifteen (15) days of the date of termination of employment, an amount equal to 300% of the sum of (a) Employee's then current Base, and (b) any bonuses paid to Employee during the 12 month period preceding the date of such termination. In addition, the Company shall maintain the Employee's health insurance, life insurance and disability insurance at its expense on the same terms and conditions as existed during the Employee's employment for the unexpired Term of this Agreement; provided, that such benefits will not be continued in the event that Employee obtains similar benefits in connection with any future employment. Moreover, in such event, Employee shall be entitled to receive all other customary post-termination benefits under the Company's retirement plans, insurance programs, and other benefit plans, and Employee shall be entitled to acceleration of any vesting under any long-term incentive plans, including the vesting of any unvested stock options or stock warrants.

9. CHANGE OF CONTROL.

     a. For purposes of this Agreement, the term "Change in Control" means the occurrence during the Term of any of the following events:

          (i)  The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934,
as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding voting stock of the Company;
provided, however, that for purposes of this Section 9(a)(i), the following acquisitions of voting stock of the Company shall not constitute a Change in
Control:

(A) any issuance of voting stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), the consideration for which consists principally of property other than cash, (B) any acquisition by the Company of voting stock of the Company, (C) any acquisition of voting stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (D) any acquisition of voting stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 9(a)(iii) below; or

          (ii) Individuals who, as of the Effective Date, constitute the Board
(the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the
Company's shareholders, was approved by a vote of at least two-thirds of the
Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board; or

          (iii) Consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the
Company, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than two-thirds of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such
Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the
Company's assets either directly or through one or more subsidiaries), (B) no
Person (other than the Company, such entity resulting from such Business
Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any subsidiary or such entity resulting from such
Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business
Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business
Combination; or

          (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business
Combination that complies with clauses (A), (B) and (C) of Section 9(a)(iii).

     b. The Company and Employee hereby agree that, if Employee is employed by the Company on the date on which a Change of Control is agreed upon (the "Change of Control Date"), the Company or its successor (or, if Employee is employed by a subsidiary, the subsidiary) will continue to retain Employee and Employee will remain employed by the Company or its successor (or subsidiary), for the period commencing on the date the Change of Control occurs and ending on the second anniversary date thereof (the "Change of Control Period"), to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Employee immediately prior to

the Change of Control Date. During the Change of Control Period, the Company or
its successor (or subsidiary) will (i) continue to pay Employee at not less than the Base on the Change of Control Date, (ii) pay Employee bonuses in amounts not less in amount than bonuses paid during the 12 month period preceding the Change of Control Date, and (iii) continue employee benefit programs as to Employee at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefit programs).

     c. If during the Change of Control Period (i) Employee's employment is terminated by the Company or its successor (or any applicable subsidiary)
without cause, or (ii) the Employee shall have terminated this Agreement for
Good Reason, then Employee shall be entitled to receive a lump sum payment equal to 300% of the sum of (x) the Base, plus (y) any bonuses paid to Employee during the 12 month period preceding the Change of Control Date. In addition, the
Company shall maintain the Employee's health insurance, life insurance and disability insurance on the same terms and conditions as existed during his employment for the next three (3) years. The foregoing amounts will be paid to
Employee within 15 business days after his termination of employment with the
Company. The Company will pay any and all fees, costs, and expenses, including attorneys' fees (including in any and all appeals) incurred by Employee in connection with the enforcement of the provisions of this Section 9. In addition, Employee shall be entitled receive all other customary post-termination benefits under retirement plans, insurance programs, and other benefit plans, and Employee shall be entitled to acceleration of any vesting under any long-term incentive plans, including the vesting of any unvested stock options or stock warrants.

     d. In the event that any of the amounts required to be paid to Employee by
Company or by its successor are at any time deemed by the Internal Revenue
Service (the "IRS") to be "Parachute Payments" subject to an excise tax for which Employee will be liable to the IRS, then Company will pay to Employee (i)
any and all amounts required for payment of any such excise taxes, and (ii) the
"grossed-up" amount required such that following the payment by Employee of the excise taxes and any further excise taxes due as a result of payment by the
Company to Employee of any amounts pursuant to this Section 9(d), Employee shall have received the same amount of net compensation from Company as if such payments had not been deemed "Parachute Payments" by the IRS.

10. COVENANT NOT TO COMPETE. During the term of this Agreement, and for two (2)
years after its termination, Employee promises and agrees that he will not enter into any employment or business relationship (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) with any company, business organization or individual that is engaged in the same or substantially similar business as that conducted by the Company; provided, however this Section 10 shall not apply in the event that Employee is terminated without cause by the Company or the Employee terminates this Agreement with Good
Reason. This restrictive covenant may be assigned to and enforced by any of the
Company's assignees or successors.

11. AGREEMENT NOT TO USE OR DISCLOSE TRADE SECRETS. During the term of this
Agreement and a period of five (5) years thereafter, Employee promises and agrees that he will not disclose or utilize any trade secrets acquired during the course of service with the Company and/or its related business entities. As used herein, "trade secret" refers to the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of the Company's business and which provides the Company an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. "Trade secret" also includes any scientific, technical, or commercial information, including any design, list of suppliers, list of customers, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or Company financial information. This Section
11 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by the Employee, the
Company or by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company's assignees or successors.

12. AGREEMENT NOT TO USE OR DISCLOSE CONFIDENTIAL OR PROPRIETARY INFORMATION.
During the term of this Agreement and a period of two (2) years thereafter,
Employee promises and agrees that he will not disclose or utilize any confidential or proprietary information acquired during the course of service with the Company and/or its related business entities, Employee shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential or proprietary information pertaining to the business of the Company. Any confidential or proprietary information or data now or hereafter acquired by
Employee with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company's products and services) shall be deemed a valuable, special and unique asset of the Company that is received by Employee in confidence and as a fiduciary. For purposes of this Agreement "confidential or proprietary information" means information disclosed to Employee as a consequence of or through his/her employment by the Company (including information conceived, originated, discovered or developed by Employee) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business. This Section 12 is effective regardless of the reason for the termination of the Agreement and regardless of whether the
Agreement is terminated by the Employee, the Company or by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company's assignees or successors.

13. AGREEMENT NOT TO HIRE COMPANY EMPLOYEES. If Employee leaves the employ of the Company or terminates this Agreement, Employee promises and agrees that, during the two (2) years following his departure from the Company, Employee will not, without the express written permission of the Company, directly or indirectly employ as a consultant or employee any person who is employed as a consultant or employee of the Company at the time of Employee's termination, or any person who was an employee or consultant of the Company during the six months preceding Employee's termination; provided, however this Section 13 shall not apply in the event that Employee is terminated without cause by the Company or the Employee terminates this Agreement with Good Reason. This restrictive covenant may be assigned to and enforced by any of the Company's assignees or successors.

14. INJUNCTIVE RELIEF. In recognition of the unique services to be performed by
Employee and the possibility that any violation by Employee of Section 10,
Section 11, Section 12 or Section 13 of this Agreement may cause irreparable or indeterminate damage or injury to Company, Employee expressly stipulates and agrees that the Company shall be entitled, upon ten

(10) days written notice to Employee, to obtain an injunction from any court of competent jurisdiction restraining any violation or threatened violation of this
Agreement. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have for damages.

15. JUDICIAL MODIFICATION OF AGREEMENT. The Company and Employee specifically agree that a court of competent jurisdiction (or an arbitrator, as appropriate)
may modify or amend Section 10, Section 11, Section 12 or Section 13 of this
Agreement if absolutely necessary to conform with relevant law or binding judicial decisions in effect at the time the Company seeks to enforce any or all of said provisions.

16. RESOLUTION OF DISPUTES BY ARBITRATION. Any claim or controversy that arises out of or relates to Employee's employment, this Agreement, or the breach of this Agreement, will be resolved by arbitration in Palm Beach County in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company's right to obtain injunctive relief for violations of Section 10,
Section 11, Section 12 or Section 13 of this Agreement directly from a court under Section 14 of this Agreement.

17. MISCELLANEOUS.

     a. COSTS AND EXPENSES. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein. In the event either party is required to seek legal counsel to enforce the terms and provisions of this Agreement, the prevailing party in any action (including arbitration) shall be entitled to recover attorneys fees and costs (including on appeal).

     b. CHOICE OF LAW. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida and the proper jurisdiction and venue shall be the Circuit Court in Palm Beach County, Florida.

     c. CONSTRUCTION. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

     d. EFFECT OF WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

     e. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     f. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties, and supersedes any prior agreements or understanding between the
Company and Employee. This Agreement may be amended only in writing, signed by both parties.

     g. SEVERABILITY. If any provision of this Agreement is held invalid for any reason, such invalidity shall not affect the enforceability of the remainder of this Agreement.

     h. NOTICES. Any notices required or permitted or given pursuant to this
Agreement to the Company or Employee shall be in writing and shall be deemed given upon delivery in person or three (3) days after deposit of same in the
U.S. certified mail or registered mail, return receipt requested, first class postage and registration fees prepaid, to the addresses listed below. The parties hereto shall notify each other whenever their addresses shall change during the Term.

                            [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date set forth below.

COMPANY                                   EMPLOYEE

/s/ James Farnell                         /s/ David H. Fater
--------------------------------------    --------------------------------------
Name: James Farnell                       David H. Fater
Title: Secretary / Treasurer

Date: 6/25/02                             Date: 6/01/02

Vicor Technologies, Inc.                  15977 Brier Creek Drive
2300 Corporate Drive NW #123              Delray Beach, FL  33446
Boca Raton, FL  33432                     (Address for Notices)
(Address for Notices)

Robyn Nakagawa                            Andrea Shaw
Witness                                   Witness